ISIN: NO 001 035368.3

Amendment and Restatement Agreement

to

the Loan Agreement

between

Skeie Drilling & Production ASA
("Borrower")

and

Norsk Tillitsmann ASA
("Loan Trustee")

on behalf of

the bondholders
("Bondholders")

in bond issue

11.25 per cent Skeie Drilling & Production ASA Callable Bond Issue 2007/2013 dated 20 February 2007

This amendment and restatement agreement (the "**Amendment Agreement**") is dated 15 July 2009 between Skeie Drilling & Production ASA (the "**Borrower**") and Norsk Tillitsmann ASA (the "**Loan Trustee**").

(each of the Borrower and Norsk Tillitsmann ASA are hereinafter individually referred to as a "**Party**" and collectively referred to as the "**Parties**")

1. Interpretation

In this Agreement:

"**Amended Loan Agreement**" means the Original Loan Agreement, as amended and restated by this Amendment Agreement in the form set out in Schedule 2 (Amended Loan Agreement).

"**Original Loan Agreement**" means the Loan Agreement 11.25 per cent Skeie Drilling & Production ASA Callable Bond Issue 2007/2013 – ISIN 001 035368.3 dated 20 February 2007.

References in the Original Loan Agreement to "this Agreement" and the like shall, with effect from the date hereof be references to the Original Loan Agreement as amended by this Amendment Agreement.

Word and expressions defined in the Original Loan Agreement shall, unless the context otherwise requires or unless otherwise defined herein, have the same meaning when used in this Amendment Agreement.

2. The Scope of the Amendment Agreement

This Amendment Agreement comprises amendments of the Original Loan Agreement, as agreed between the Bondholders and the Borrower, based on resolutions adopted at the Bondholders' meeting held on 29 June 2009 and 15 July 2009 (the "**Bondholders' Meetings**"). The Bondholders' Meetings were held pursuant to restructuring proposals set out in the summons issued to the Bondholders on 19 June 2009 and 7 July 2009, respectively (the "**Summons**").

3. Amendments to the Loan Agreement

With effect from the Commencement Date (as defined below), the Original Loan Agreement will be amended and restated in the form set out in Schedule 2 (Amended Loan Agreement).

4. Conditions Precedent

It is a condition precedent for this Amendment Agreement to become effective that all of the documents and other evidence listed in Schedule 1 (Conditions Precedent) have been satisfied or waived by the Loan Trustee by 15 July 2009 (the "Commencement Date").

5. Governing Law, Dispute resolution and legal venue

This Amendment Agreement shall be governed by Norwegian law and all disputes arising out of or in connection with the Loan Agreement which are not resolved amicably, shall be resolved in accordance with Norwegian law and in the Norwegian courts.

Legal suits shall be served at the competent legal venue of the Loan Trustee.

Skeie Drilling & Production ASA	**Norsk Tillitsmann ASA**
....	....
Borrower	Loan Trustee

This Amendment Agreement has been executed in – 2 – two - copies (originals), of which the Issuer and the Loan Trustee keep one each.

SCHEDULE 1

CONDITIONS PRECEDENT

Words and expressions defined in the Summons shall, unless the context otherwise requires or unless otherwise defined herein, have the same meaning when used in this Schedule 1 (Conditions Precedent).

SCHEDULE 1

CONDITIONS PRECEDENT

a. Undertaking from the Borrower to pay all fees, costs and expenses incurred by the Loan Trustee (on behalf of Bondholders) and all fees of the Loan Trustee's legal and financial advisers as soon as practical after completion of the implementation of the Summons.

b. An amount equivalent to NOK 540 million (or USD 85 million) being irrevocably, unconditionally and legally binding committed to the satisfaction of the Loan Trustee in the Private Placement for cash injection.

c. Comfort based on the Bondholders' own due diligence findings that (a) there are no defaults or events of defaults outstanding or anticipated under the senior bank facility at the time of closing of the restructuring or which would occur as a result of the restructuring transaction, and (b) the conditions precedent to drawdown are not incapable of being satisfied (assuming that qualified rig contracts are obtained). This condition precedent shall be confirmed satisfied before the general meeting of the Borrower approving the restructuring.

d. Consent from the senior banks to all amendments to the terms of the Amended Loan Agreement, Loan Agreement 11.25 per cent Skeie Drilling & Production ASA Callable Bond Issue 2007/2013 – ISIN 001 035600.9 dated March 6, 2007 (as amended following the Bondholders' Meeting), the Loan Agreement 11.25 per cent Skeie Drilling & Production ASA Senior Secured Callable Bond Issue 2007/2013 II – ISIN 001 037804.5 dated June 29, 2007 (as amended following the Bondholders' Meeting) and the Convertible Bond Loan Agreement 6.95% Skeie Drilling & Production ASA Subordinated Convertible Bond Issue 2007/2012 – ISIN 001 037624.7 dated June 29, 2007 (together, the "**Loan Agreements**").

e. A satisfactory agreement with the Yard as to a revised payment schedule.

f. Perfection of security granted over the additional shares issued by SKDP 1 Limited, SKDP 2 Limited and SKDP 3 Limited.

g. Amendments (if required) to the articles and share pledges of SKDP 1 Limited, SKDP 2 Limited and SKDP 3 Limited in relation to (and to more effectively facilitate enforcement of) the security granted over the shares in those entities.

h. A final agreed form of the revised articles of association (together with a blackline showing the revisions).

i. A final agreed form of the revised Loan Agreements and any ancillary documents thereto (together with a blackline showing the revisions).

j. A letter of undertaking in a form and substance reasonably satisfactory to the Loan Trustee from Wideluck Enterprises Limited and Skeie Technology AS to the Loan Trustee supporting appointment by the Bondholders of an independent director of good repute and qualification as reasonably acceptable to Wideluck Enterprises Limited and Skeie Technology to be on the board of the Borrower until the earlier of (i) delivery of the rigs or (ii) listing of the Borrower.

k. A letter of undertaking in a form and substance reasonably satisfactory to and countersigned by the Loan Trustee from the Borrower to the Loan Trustee specifying certain minimum requirements for quarterly information to be provided to the Loan Trustee for the benefit of the Bondholders.

l. Letters of undertaking in form and substance reasonably satisfactory to and countersigned by the Loan Trustee (i) from Skeie Technology AS, undertaking to report to the Borrower its transactions (if any) relating to the Borrowers shares in accordance with the provisions of the Norwegian Securities Trading Act Sections 4-1, 4-2 and 4-3 as if the Borrower had been listed on a regulated market, and (ii) from the Borrower undertaking to make public such information without delay on the Norwegian Securities dealers Association's "NOTC list".

m. An approval from the annual general meeting of the agreed articles of association, save that in respect of the proposed agreed amendment to increase the qualified majority to 75% there shall be approval from an extraordinary general meeting of such amendments or delivered to the Loan Trustee in a form and substance reasonably satisfactory to it an irrevocable and unconditional voting commitment from Skeie Technology AS and Wideluck Enterprises Limited to vote in favour of such amendments at the extraordinary general meeting of the Borrower convened on 2 July 2009 (or such later date agreed by the Loan Trustee).

n. The required corporate resolutions made by a General Meeting of the Borrower in order to enable the Borrower to implement the proposal set out in the Summons.

SCHEDULE 2

AMENDED LOAN AGREEMENT

ISIN: NO 001 035368.3

Amendment and Restatement Agreement

to

the Loan Agreement

between

Skeie Drilling & Production ASA
("Borrower")

and

Norsk Tillitsmann ASA
("Loan Trustee")

on behalf of

the bondholders
("Bondholders")

in bond issue

11.25 per cent Skeie Drilling & Production ASA Callable Bond Issue 2007/2013 dated 20 February 2007

This amendment and restatement agreement (the "**Amendment Agreement**") is dated 15 July 2009 between Skeie Drilling & Production ASA (the "**Borrower**") and Norsk Tillitsmann ASA (the "**Loan Trustee**").

(each of the Borrower and Norsk Tillitsmann ASA are hereinafter individually referred to as a "**Party**" and collectively referred to as the "**Parties**")

1. Interpretation

In this Agreement:

"**Amended Loan Agreement**" means the Original Loan Agreement, as amended and restated by this Amendment Agreement in the form set out in Schedule 2 (Amended Loan Agreement).

"**Original Loan Agreement**" means the Loan Agreement 11.25 per cent Skeie Drilling & Production ASA Callable Bond Issue 2007/2013 – ISIN 001 035368.3 dated 20 February 2007.

References in the Original Loan Agreement to "this Agreement" and the like shall, with effect from the date hereof be references to the Original Loan Agreement as amended by this Amendment Agreement.

Word and expressions defined in the Original Loan Agreement shall, unless the context otherwise requires or unless otherwise defined herein, have the same meaning when used in this Amendment Agreement.

2. The Scope of the Amendment Agreement

This Amendment Agreement comprises amendments of the Original Loan Agreement, as agreed between the Bondholders and the Borrower, based on resolutions adopted at the Bondholders' meeting held on 29 June 2009 and 15 July 2009 (the "**Bondholders' Meetings**"). The Bondholders' Meetings were held pursuant to restructuring proposals set out in the summons issued to the Bondholders on 19 June 2009 and 7 July 2009, respectively (the "**Summons**").

3. Amendments to the Loan Agreement

With effect from the Commencement Date (as defined below), the Original Loan Agreement will be amended and restated in the form set out in Schedule 2 (Amended Loan Agreement).

4. Conditions Precedent

It is a condition precedent for this Amendment Agreement to become effective that all of the documents and other evidence listed in Schedule 1 (Conditions Precedent) have been satisfied or waived by the Loan Trustee by 15 July 2009 (the "Commencement Date").

5. Governing Law, Dispute resolution and legal venue

This Amendment Agreement shall be governed by Norwegian law and all disputes arising out of or in connection with the Loan Agreement which are not resolved amicably, shall be resolved in accordance with Norwegian law and in the Norwegian courts.

Legal suits shall be served at the competent legal venue of the Loan Trustee.

Skeie Drilling & Production ASA	Norsk Tillitsmann ASA
....	....
Borrower	Loan Trustee

This Amendment Agreement has been executed in – 2 – two - copies (originals), of which the Issuer and the Loan Trustee keep one each.

SCHEDULE 1

CONDITIONS PRECEDENT

Words and expressions defined in the Summons shall, unless the context otherwise requires or unless otherwise defined herein, have the same meaning when used in this Schedule 1 (Conditions Precedent).

SCHEDULE 1

CONDITIONS PRECEDENT

a. Undertaking from the Borrower to pay all fees, costs and expenses incurred by the Loan Trustee (on behalf of Bondholders) and all fees of the Loan Trustee's legal and financial advisers as soon as practical after completion of the implementation of the Summons.

b. An amount equivalent to NOK 540 million (or USD 85 million) being irrevocably, unconditionally and legally binding committed to the satisfaction of the Loan Trustee in the Private Placement for cash injection.

c. Comfort based on the Bondholders' own due diligence findings that (a) there are no defaults or events of defaults outstanding or anticipated under the senior bank facility at the time of closing of the restructuring or which would occur as a result of the restructuring transaction, and (b) the conditions precedent to drawdown are not incapable of being satisfied (assuming that qualified rig contracts are obtained). This condition precedent shall be confirmed satisfied before the general meeting of the Borrower approving the restructuring.

d. Consent from the senior banks to all amendments to the terms of the Amended Loan Agreement, Loan Agreement 11.25 per cent Skeie Drilling & Production ASA Callable Bond Issue 2007/2013 – ISIN 001 035600.9 dated March 6, 2007 (as amended following the Bondholders' Meeting), the Loan Agreement 11.25 per cent Skeie Drilling & Production ASA Senior Secured Callable Bond Issue 2007/2013 II – ISIN 001 037804.5 dated June 29, 2007 (as amended following the Bondholders' Meeting) and the Convertible Bond Loan Agreement 6.95% Skeie Drilling & Production ASA Subordinated Convertible Bond Issue 2007/2012 – ISIN 001 037624.7 dated June 29, 2007 (together, the "**Loan Agreements**").

e. A satisfactory agreement with the Yard as to a revised payment schedule.

f. Perfection of security granted over the additional shares issued by SKDP 1 Limited, SKDP 2 Limited and SKDP 3 Limited.

g. Amendments (if required) to the articles and share pledges of SKDP 1 Limited, SKDP 2 Limited and SKDP 3 Limited in relation to (and to more effectively facilitate enforcement of) the security granted over the shares in those entities.

h. A final agreed form of the revised articles of association (together with a blackline showing the revisions).

i. A final agreed form of the revised Loan Agreements and any ancillary documents thereto (together with a blackline showing the revisions).

j. A letter of undertaking in a form and substance reasonably satisfactory to the Loan Trustee from Wideluck Enterprises Limited and Skeie Technology AS to the Loan Trustee supporting appointment by the Bondholders of an independent director of good repute and qualification as reasonably acceptable to Wideluck Enterprises Limited and Skeie Technology to be on the board of the Borrower until the earlier of (i) delivery of the rigs or (ii) listing of the Borrower.

k. A letter of undertaking in a form and substance reasonably satisfactory to and countersigned by the Loan Trustee from the Borrower to the Loan Trustee specifying certain minimum requirements for quarterly information to be provided to the Loan Trustee for the benefit of the Bondholders.

l. Letters of undertaking in form and substance reasonably satisfactory to and countersigned by the Loan Trustee (i) from Skeie Technology AS, undertaking to report to the Borrower its transactions (if any) relating to the Borrowers shares in accordance with the provisions of the Norwegian Securities Trading Act Sections 4-1, 4-2 and 4-3 as if the Borrower had been listed on a regulated market, and (ii) from the Borrower undertaking to make public such information without delay on the Norwegian Securities dealers Association's "NOTC list".

m. An approval from the annual general meeting of the agreed articles of association, save that in respect of the proposed agreed amendment to increase the qualified majority to 75% there shall be approval from an extraordinary general meeting of such amendments or delivered to the Loan Trustee in a form and substance reasonably satisfactory to it an irrevocable and unconditional voting commitment from Skeie Technology AS and Wideluck Enterprises Limited to vote in favour of such amendments at the extraordinary general meeting of the Borrower convened on 2 July 2009 (or such later date agreed by the Loan Trustee).

n. The required corporate resolutions made by a General Meeting of the Borrower in order to enable the Borrower to implement the proposal set out in the Summons.

SCHEDULE 2

AMENDED LOAN AGREEMENT

ISIN NO 001 035368.3

LOAN AGREEMENT

between

Skeie Drilling & Production ASA
(Borrower)

and

Norsk Tillitsmann ASA
(Loan Trustee)

on behalf of

the Bondholders

in the bond issue

11.25 per cent **Skeie Drilling & Production ASA** Callable Bond
Issue 2007/2013

Originally dated 20 February 2007
as amended and restated pursuant to an
amendment and restatement agreement dated 15 July 2009

TABLE OF CONTENTS

Schedules:

This agreement (the "Loan Agreement") was originally dated 20 February 2007 and made between Skeie Drilling & Production ASA (originally named **ProdJack AS**) (Company No 989 395 718) as borrower (the "Borrower") and **Norsk Tillitsmann ASA** (Company No 963 342 624) as loan trustee (the "Loan Trustee") and was amended and restated by the Amendment and Restatement Agreement dated 15 July 2009.

* The Bondholders are bound by the terms of the Loan Agreement as the Loan Trustee in the subscription agreements was granted authority to finalise and execute the Loan Agreement on behalf of the Bondholders.

The Loan Agreement is available to anyone and may be obtained from the Loan Trustee or the Borrower. The Borrower shall ensure that the Loan Agreement is available to the general public for inspection purposes throughout the entire term of the Loan. The Loan Agreement may, until redemption in full of the Loan, be obtained on request to the Trustee or the Issuer, and such availability shall be recorded in the VPS particulars relating to the Loan.

All Bond transfers shall be subject to the terms of this Loan Agreement and the Trustee and all Bond transferees shall, in taking transfer of Bonds, be deemed to have accepted the terms of the Loan Agreement where by all such transferees shall automatically become parties to the Loan Agreement upon completed transfer having been registered in the VPS, without any further action required or formalities to be complied with.

1 Definitions

Whenever used in this Loan Agreement the following terms shall have the following meaning:

Banking Day:	a day when the Norwegian Central Bank's Settlement System is open and when Norwegian banks can settle foreign currency transactions.
Bondholders:	the holders of the Bonds.
Bonds:	bonds in the Loan, as described in Clause 2.1.
Borrower's Bonds:	Bonds in the Remaining Loan, owned by the Borrower or any party over whom the Borrower has decisive influence or any party who has decisive influence over the Borrower.
Call Option:	the Borrower's redemption right as set out in Clause 10.2.
Construction Contract:	the construction contract for the Rig entered into between the Borrower and the Yard on 6th December 2006 for construction of the Rig, to be novated to the Guarantor (all contracts including any related guarantees).
Delivery Date:	the actual delivery date for the Rig under the Construction Contract, expected to be 29 September 2010.

Disbursement Date:	22 February 2007.
Equity Group:	the book value of the equity of the Group on a consolidated basis.
Equity Guarantor:	the book value of the equity of the Guarantor on a consolidated basis.
Equity Amount:	capitalization of the Borrower with minimum equity of USD 60,000,000, of which USD 37,080,000 shall immediately be transferred to the Guarantor.
Equity to Total Assets Ratio Group:	Equity Group *to* Total Assets Group.
Equity to Total Assets Ratio Guarantor:	Equity Guarantor *to* Total Assets Guarantor.
Escrow Account:	an account in the name of the Borrower, pledged on first priority in favour of the Loan Trustee (on behalf of the Bondholders), where the bank operating the account has waived any set-off rights.
Event of Default:	means each event defined as an event of default in Clause 15.1.
Exchange:	securities exchange or other reputable market place for securities having satisfactory requirements as to listing and trading, where the Loan is listed or applied for listing.
Facility Agreement:	USD 675,000,000 Senior Secured Credit Facility agreement dated 3 September 2008 entered into between the Borrower, Prodjack 1 Ltd., Prodjack 2 Ltd. and Prodjack 3 Ltd. as borrowers, BTMU Capital Corporation, DVB Group Merchant Bank (Asia) Ltd and Natixis and Underwriters and Mandated Lead Arrangers, Natixis as Agent and certain Banks and Financial Institutions listed therein as Lenders.
Finance Documents:	means (i) this Loan Agreement, (ii) the fee agreement according to Clause 14.1, (iii) any documents executed in relation to the granting of any Loan Security, and (iv) any other document (whether creating a security interest or not) which is executed at any time by the Borrower in relation to any amount payable under this Loan Agreement or any of the other documents referred to in this definition.
First Loan:	secured first priority debt at a maximum amount of USD 225,000,000 (plus accrued interest and expenses) which

shall be used to fund Payment 5 under the Yard Payment Schedule and related project costs and fees up to a maximum amount of USD 40,000,000 in relation with the construction, outfitting, upgrading, marketing, acquisition, taking delivery, mobilization, towing, transportation of the Rig and the like, the financing of the Rig and getting the Rig ready for operation at drilling location. However, if no Operational Contract is entered into on or before the Delivery Date of the Rig, the First Loan shall be maximum USD 200,000,000 plus accrued interests and expenses. The proceeds from the First Loan shall not be used to finance any other rigs or for any other purpose.

The First Loan shall be reduced by minimum USD 35,000,000 within 12 months after Delivery Date and by an additional minimum USD 35,000,000 within 24 months after Delivery Date. Consequently, at Maturity Date the First Loan shall be maximum USD 155,000,000, however maximum USD 130,000,000 if no Operational Contract is entered into at the Delivery Date.

First Priority Assignment:	The first priority assignment of the Construction Contract to the lenders or a security agent on their behalf under the First Loan, securing the First Loan in maximum the amount specified in the definition of the First Loan (plus accrued interests and costs).
First Priority Rig Mortgage:	The first priority mortgage over the Rig securing the First Loan in the maximum amount described under the above definition of First Loan (plus accrued interest and expenses) and with a first priority assignment of appurtenant insurance hereto.
First Priority Share Pledge:	a first priority pledge over 100% of the shares in the Guarantor in favor of the lenders in the First Loan in the maximum amount described under the above definition of First Loan (plus accrued interest and expenses).
First Security:	the First Priority Assignment, the First Priority Share Pledge and the First Priority Mortgage, securing the First Loan in the maximum amount described under the above definition of First Loan (plus accrued interest and expenses).
Group:	the Borrower and its existing and future subsidiaries.
Guarantee:	an unconditional guarantee (*selvskyldnergaranti*) from the Guarantor to the Loan Trustee (on behalf of the Bondholders) securing all the payment obligations of the Borrower under the Loan Agreement.

Guarantor:	SKDP 1 Ltd (originally named ProdJack 1 Ltd), a 100% owned subsidiary of the Borrower to which the Construction Contract shall be novated and to become the rig owning subsidiary, to be registered in Cyprus.
Lending Syndicate:	BTMU Capital Corporation, DVB Group Merchant Bank (Asia) Ltd and Natixis and Underwriters and Mandated Lead Arrangers, Natixis as Agent and certain Banks and Financial Institutions listed therein as Lenders.
Loan Security:	(i) the Second Priority Assignment, (ii) the Escrow Account, (iii) the Guarantee, (iv) the Second Priority Share Pledge, and (v) the Second Priority Rig Mortgage.
Maturity Date:	22 February 2013.
Operational Contract:	a signed and binding contract with a bona fide third party for the hire of the Rig with gross contract value of minimum USD 285,000,000 (based on, inter alia, the agreed day rate, any mobilisation fee, investment contribution and other compensation related to such Operational Contract and the fixed or expected duration of the Operational Contract) and start-up date no later than 6 months after Delivery Date.
Outstanding Loan:	Remaining Loan less Borrower's Bonds.
Payment Date:	in relation to the Loan the dates specified for payment of interest or principal. If a Payment Date is not a Banking Day payments should be made the following Banking Day.
Private Placement	has the meaning set out in Clause 13.2 (o).
Remaining Loan:	the aggregate principal amount of all Bonds outstanding in the Loan less the principal amount of the Bonds redeemed by the Borrower and discharged through the Securities Depository.

Rig:	the jack-up unit identified as a newbuild harsh environment drilling rig which will be constructed in accordance with the Construction Contract and be approved for drilling and/or production on the Norwegian Continental Shelf to be constructed at the Yard for a total project cost of approximately USD 450 million, and which shall be owned by the Guarantor. All the equipment to be installed on the rig shall be considered part of the Rig. The Rig is expected to be delivered no later than on the Delivery Date. The Rig will initially be registered in Panama.
Rig Interest:	has the meaning set out in Clause 13.3 (e).
Second Priority Assignment:	The second priority assignment of the Construction Contract to the Loan Trustee (on behalf of the Bondholders) securing the Borrower's obligations under the Loan Agreement, with priority only after the First Priority Assignment.
Second Priority Rig Mortgage:	The second priority mortgage over the Rig in favor of the Loan Trustee (acting on behalf of the Bondholders) securing the Borrower's obligations under the Loan Agreement, with priority after the First Priority Rig Mortgage, and with a second priority assignment of appurtenant insurance hereto.
Securities Depository:	the securities depository in which the Loan is registered. On Disbursement Date the Securities Depository is Verdipapirsentralen ("VPS").
Securities Depository act:	the Norwegian act of 2002 no. 64 regarding securities depository.
Second Priority Share Pledge:	a second priority pledge over 100% of the shares in the Guarantor in favor of the Loan Trustee (acting on behalf of the Bondholders) securing the Borrower's obligations under the Loan Agreement, with priority after the First Priority Share Pledge.
Skeie Group:	Bjarne Skeie, Skeie Technology AS (or its subsidiaries) and/or any company directly or indirectly controlled by Bjarne Skeie.
Total Assets Group:	the book value of the total assets of the Group on a consolidated basis.
Total Assets Guarantor:	the book value of the total assets of the Guarantor on a consolidated basis.

Yard: Keppel FELS Limited yard in Singapore.

Yard Payment Schedule: the payments to the Yard under the Construction Contracts:

(i) Payment 1: USD 37,080,000 (10% of total Rig cost), paid in December 2006.

(ii) Payment 2: USD 55,620,000 (15% of total Rig cost) to be paid 15 March 2007,

(iii) Payment 3: USD 55,620,000 (15% of total Rig cost) to be paid 15 February 2008,

(iv) Payment 4: USD 37,080,000 (10% of total Rig cost) to be paid on 25 July 2009,

(v) Payment 5: USD 185,400,000 (50% of total Rig cost) to be paid on Delivery Date.

2 The Loan

2.1 The Borrower has pursuant to the terms of this Loan Agreement issued Bonds in the amount of USD 165,000,000 (US dollar one hundred and sixty-five million). The loan amount shall be written down to USD 101,640,000, hereinafter referred to as "the Loan" through cancellation of USD 63,360,000 Bonds of USD 1 denomination each, of which USD 16,600,317of Bonds will be cancelled by way of set-off against the issuance of 210,824,029 new shares in the Borrower to the Bondholders. The Loan shall be governed by the terms of this Loan Agreement as amended and restated.

The Bonds will be in denominations of USD 1 each and rank pari passu.

The Loan will be described as "11.25 per cent ProdJack AS Callable Bond Issue 2007/2013".

The registration number (ISIN) of the Loan will be NO 001 035368.3.

The term of the Loan is from and including the Disbursement Date to the Maturity Date.

2.2 The net proceeds of the Loan shall be used for construction of the Rig, including installments to the yard under the Construction Contract. The net proceeds shall be used to fund Payment 2, Payment 3 and Payment 4 with the amounts as set out in the Yard Payment Schedule. In addition the Borrower will be allowed to release the remaining proceeds from the Escrow Account to fund costs and fees in relation with the construction, outfitting, upgrading, marketing, acquisition, taking delivery, mobilisation, towing, transportation of the Rig and the like, the financing of the Rig (i.e. engineering, management, supervision, interest cost etc.) and getting the Rig ready for operation at drilling location. The proceeds shall not be used to finance any other rigs or for any other purpose.

3 Listing

3.1 The Loan will initially not be listed. An application for listing on Oslo Børs, Oslo Børs ASAs Alternative Bond Market (ABM) or the OTC-list may be submitted during the term of the Loan. If the Loan is listed on Oslo Børs, the Loan may be transferred to ABM without a mandatory Bondholders' meeting and without a mandatory repurchase offer of the Loan to the Bondholders, and vice versa (the same will apply for transfer from Oslo Børs or ABM to the OTC-list).

4 Registration in a Securities Depository

4.1 The Loan must prior to disbursement be registered in a Securities Depository according to the Securities Depository act and the conditions from the Securities Depository.

4.2 The Borrower shall promptly arrange for notification to the Securities Depository of any changes in the terms and conditions of the Loan. The Loan Trustee shall have a copy of the notification.

4.3 The Borrower is responsible for the implementation of correct registration in the Securities Depository. The registration may be executed by an agent for the Borrower provided that the agent is qualified according to relevant regulation.

5 The functions, duties and liability of the Loan Trustee

5.1 The Loan Trustee shall pursuant to this Loan Agreement and in compliance with laws and regulations monitor the Bondholders' interests and rights vis-à-vis the Borrower, inter alia,

- monitor the Borrower's fulfilment of his obligations under the Loan Agreement,
- exercise necessary discretion in carrying out the duties assigned to the Loan Trustee under the Loan Agreement,
- ensure that valid decisions made at Bondholder meetings are carried out,
- make the decisions and implement the measures that are assigned to or imposed on the Loan Trustee pursuant to this Loan Agreement,
- forward to the Bondholders necessary information which is obtained and received in its capacity as Bondholder's representative,
- verify the timely and correct payment of interest and principal, and
- provided the Loan is listed, inform the Exchange of circumstances which are of importance to the listing and quotation of the Loan; however, this only applies to cases in which the Loan Trustee gains knowledge of or should have knowledge of such circumstances and the Borrower fails to fulfil its duty of information towards the Exchange after having been urged to do so by the Loan Trustee.

5.2 In performing its functions as Bondholder's representative, the Loan Trustee is not obligated to assess the Borrower's or the Guarantor's financial situation or ability to service the Loan except to the extent such duty may clearly be inferred from the Loan Agreement.

5.3 The Loan Trustee shall be liable to pay damages for financial losses suffered by the Bondholders as a result of negligence of the Loan Trustee in performing its functions and duties under the Loan Agreement. The Loan Trustee is not responsible for the content of the information the Loan Trustee has submitted on behalf of the Borrower or the Guarantor.

6 Conditions Precedent

6.1 Disbursement of the Loan will be subject to the Loan Trustee having received the following documents, in form and substance satisfactory to it, at least two Banking Days prior to the Disbursement Date:

(a) the Loan Agreement duly executed,

(b) copies of all necessary corporate resolutions to issue the Bonds and execute the Finance Documents (including the Guarantee),

(c) a power of attorney from the Borrower and the Guarantor to relevant individuals for their execution of the relevant Finance Documents,

(d) copies of the Certificate of Incorporation and Articles of Association of the Borrower and the equivalent constitutional documents of the Guarantor, and, unless provided under letter (c) above, extracts from the relevant registrar or similar documentation evidencing the individuals authorised to sign on behalf of the Borrower,

(e) the latest available annual and interim report (if applicable) of the Borrower and the Group,

(f) to the extent necessary copies of authorisations required for the validity of and execution, delivery and performance by and the enforceability against the Borrower of the Loan Agreement, i.e. - confirmation that the subscription documents have been controlled by the Exchange, or confirmation from the manager of the Loan that the subscription documents have been controlled and that a prospectus is not required according to Norwegian law and any other applicable law,

(g) confirmation that the Loan has been registered in a Securities Depository,

(h) written confirmation from the Borrower and the Guarantor in accordance with Clause 7.1,

(i) the agreement set forth in Clause 14.1, duly executed,

(j) any written documentation made public in connection with the Loan, and

(k) evidence for establishment of the Escrow Account, the Guarantee and the Second Priority Share Pledge, including legal opinion(s) satisfactory to the Loan Trustee,

(if required by the Loan Trustee),

(l) evidence that an amount equivalent to 1 year of interest (according to Clause 9) under the Loan is transferred to the Escrow Account,

(m) evidence of capitalization of the Borrower with minimum equity of USD 60,000,000 and the transfer of USD 37,080,000 thereof to the Guarantor,

6.2 Subject to the conditions set out above the net proceeds of the Loan will at Disbursement Date be transferred to the Escrow Account.

6.3 The Loan Trustee is entitled to accept a delay in receiving documents listed above, with exemption for letters (a), (g) (k) and (l).

7 Representations and Warranties

7.1 The Borrower shall in writing represent and warrant that:

(a) the Borrower and the Guarantor is a limited liability company, duly incorporated and validly existing under the law in which it is registered, and has the power to own its assets and carry on its business as presently conducted;

(b) the Borrower and the Guarantor has the power to enter into and perform, and has taken all necessary corporate action to authorise the entry into, performance and delivery of the relevant Finance Documents to which it shall be a party;

(c) subject to any qualifications or reservations in any legal opinions issued in relation to this Loan Agreement, the Finance Documents constitute (or will constitute, when executed by the respective parties thereto) legal, valid and binding obligations of such parties, enforceable in accordance with its terms, and (save as provided for therein) no registration, filing, payment of tax or fees or other formalities are necessary or desirable to render the said documents enforceable against the Borrower and the Guarantor and for any Loan Security to constitute a valid and enforceable agreed priority security interest;

(d) the entry into and performance by the Borrower and the Guarantor of the Finance Documents to which is shall be a party and the transactions contemplated thereby do not and will not conflict with (i) any present law or regulation or judicial or official order; (ii) its articles of association, by-laws or other constitutional documents; or (iii) any document or agreement which is binding on the Borrower;

(e) no Event of Default exists; and no other circumstances exist which constitute or (with the giving of notice, lapse of time, determination of materiality or the fulfilment of any other applicable condition, or any combination of the foregoing) would constitute a default under any document which is binding on the Borrower or the Guarantor or any of its assets, and which may have a material adverse effect on the ability of the Borrower to perform its obligations under the Finance Documents to which it is a party;

(f) all documents and information which has been provided in connection with this Loan, represent the latest available financial information concerning the Group and there has been no change in the Group's financial position which could have a material adverse effect on the Borrower's ability to perform its duties under the Finance Documents;

(g) all authorisations, consents, licenses or approvals of governmental authorities required for the Borrower and the Guarantor in connection with the execution, performance validity or enforceability of the Finance Documents to which it shall be a party, and the transactions contemplated thereby, have been obtained and are valid;

(h) all authorisations, consents, licenses or approvals of governmental authorities required for the Borrower and the Guarantor to carry on its business as presently conducted, have been obtained and are in full force and effect,

(i) no litigation, arbitration or administrative proceeding is pending or, to the best of the Borrower's and the Guarantor's knowledge, threatened against it which would materially and adversely affect the affairs, assets or financial condition of the Borrower or the Guarantor or its ability to perform its obligations under the Finance Documents;

(j) the Borrower or the Guarantor is not required to make any deduction or withholding from any payment which it may become obliged to make to the Loan Trustee (on behalf of the Bondholders) under the Finance Documents;

(k) the Borrower's and the Guarantor's payment obligations under the Finance Documents to which it shall be a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatory preferred by law applying to companies generally;

(l) no financial indebtedness have been secured in respect of any Loan Security prior to the signing of the Loan Agreement; and

(m) the representations and warranties set out in this Clause 7.1, are made by the Borrower and the Guarantor on the signing date of the Loan Agreement.

7.2 The Borrower and the Guarantor shall indemnify the Loan Trustee for any economic losses suffered as a result of not complying with the representations and warranties provided by the Borrower herein both prior to disbursement of the Loan, and during its life.

8 Status of the Loan and security

8.1 The Loan shall rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatory preferred by law applying to companies generally.

8.2 The Loan including interest and expenses shall be secured by the Loan Security as follows:

(a) Prior to Delivery Date the Loan will be secured by:

(i) the Escrow Account (see Clause 8.3),
(ii) the Second Priority Assignment (see Clause 8.3),
(iii) the Guarantee and
(iv) the Second Priority Share Pledge.

(b) After Delivery Date, the Loan will be secured by:

(i) the Second Priority Rig Mortgage,
(ii) the Guarantee and
(iii) the Second Priority Share Pledge.

A coordination agreement may be entered into by the lenders under the First Loan and the Loan Trustee on behalf of the Bondholders.

8.3 The Borrower may release amounts from the Escrow Account according to the purpose of the Loan (see Clause 2.2). Until the first release has taken place, the Escrow Account will be blocked. The first release may take place upon:

(i) establishment of the Second Priority Assignment, and
(ii) evidence of issuance of the Equity Amount (including the transfer of USD 37,080,000 thereof to the Guarantor and the employment thereof to fund Payment 1).

However, the Borrower may in any event release an amount equal to 1 year of interest under the Loan for payment of interest at the interest Payment Date in February 2008.

After fulfillment of (i) and (ii) above, the blocking of the Escrow Account will be released. Upon the occurrence of an event of default which is continuing, the Loan Trustee may block the account.

The release of the Escrow Account shall be noticed to the Loan Trustee by the Release Notice set out in Schedule 1.

9 Interest

9.1 The Borrower shall pay interest on the Loan from and including the Disbursement Date at a fixed rate of 11.25 per cent per annum. Interest payments shall be made semiannually in arrears on 22 February and 22 August each year, the first interest Payment Date being 22 August 2007. Notwithstanding this, (a) no interest shall accrue or be payable in respect of the period commencing 1 June 2009 and ending on 30 November 2010 and (b) interest accrued but not paid on the remaining Bonds (after cancellation) in respect of the period commencing on the last interest Payment Date (in February 2009) and up to but not including 1 June 2009 shall be paid on the first interest Payment Date (in August 2009).

9.2 Interest shall be calculated on the basis of a year of 360 days with twelve 30-day months, unless

a) the last day of the period is the 31st day of a month but the first day of the period is a day other than the 30th or 31st day of a month, in which case the month that includes that last day shall not be considered to be shortened to a 30-day month, or

b) the last day of the period is the last day of the month of February, in which case the month of February shall not be considered to be lengthened to a 30-day month.

9.3 No interest is payable in respect of the Bonds cancelled pursuant to Clause 2.1.

10 Maturity of the Loan, Call and Put Option, and Mandatory Redemption

10.1 The Loan will run without installments and mature in whole on the Maturity Date at par (100%).

10.2 The Borrower may redeem parts of the Loan or the entire Loan as follows (Call Option):

(i) at interest Payment Date in February 2010 at 106% of par plus accrued interests on redeemed amount,

(ii) at interest Payment Date in February 2011 at 104% of par plus accrued interests on redeemed amount, and

(iii) at interest Payment Date in February 2012 at 102% of par plus accrued interests on redeemed amount.

Should the Borrower exercise its Call Option, the Loan Trustee and the Bondholders must be informed of this (the Bondholders in writing via VPS) no later than 30 – thirty - Banking Days before the date of redemption.

Partial redemption of the Loan must be carried out by drawing of lots between the Bonds (by a full repayment of individual Bonds, allocated randomly between the Bonds).

Bonds redeemed by the Borrower in accordance with this clause shall be discharged against the Remaining Loan.

10.3 If the aggregated ownership interest in the Borrower of the Skeie Group, Wideluck Enterprises Limited and a reputable international drilling operator together decreases below 33.4% (negative control) in the Borrower, save for the event that such decrease is a result of a proportionate dilution of the aggregate ownership of Skeie Group and Wideluck Enterprises Limited following a share capital increase by injection of new funds (including but not limited to any share capital increase as a result of issuance of any financial instruments under the Norwegian Public Limited Companies Act) in circumstances where the Facility Agreement is cancelled, terminated or amended to involve reduced commitments and no new committed First Loan approved by Bondholders, to the extent such approval is required, has been put in place, each Bondholder shall have the right to sell their Bonds ("Put Option") to the Borrower at price equal to 103% of par value plus accrued interests. However, if the Borrower's

shares become listed on an exchange acceptable to the Loan Trustee (acting reasonably), the Put Option described shall not apply.

The Put Option must be exercised within one month after the Borrower has given notification as set out in Clause 13.1 (h). The notification shall give information of the one-month put period.

The Put Option may be exercised by the Bondholders by giving written notice of the request to the Bondholder's VPS account manager. The Bondholder's VPS account manager shall notify the paying agent of the Loan (the "Paying Agent") of the pre-payment request. The Put date shall be fifteen – 15 – Banking Days following the date when the Paying Agent received the exercise notice.

10.4 If (i) the Rig is assigned, sold or disposed of, or in the event of a total loss or a constructive total loss of the Rig, or (ii) if the Construction Contract is sold, assigned (other than as for security for the First Loan and this Loan), cancelled or disposed of, or (iii) if any of the Borrower's shares in the Guarantor is sold, disposed of or transferred, the Borrower shall redeem 100% of the Remaining Loan as follows:

(i) If occurring any time from and including Disbursement Date to, but not including, the interest Payment Date in February 2010, the Borrower shall redeem the Remaining Loan a price equal to 110% of par value (plus accrued interest on redeemed amount),

(ii) If occurring any time from and including the interest Payment Date in February 2010 to, but not including the interest Payment Date in February 2011, the Borrower shall redeem the Remaining Loan a price equal to 106% of par value (plus accrued interest on redeemed amount),

(iii) If occurring any time from and including the interest Payment Date in February 2011 to, but not including the interest Payment Date in February 2012, the Borrower shall redeem the Remaining Loan a price equal to 104% of par value (plus accrued interest on redeemed amount),

(iv) If occurring any time from and including the interest Payment Date in February 2012 to the day before the Maturity Date, the Borrower shall redeem the Remaining Loan at a price equal to 102% of par value (plus accrued interest on redeemed amount).

11 Interest in the event of late payment

11.1 In the event that payment of interest or principal is not made on the relevant Payment Date, the amount outstanding shall bear interest from the Payment Date at an interest rate equivalent to the interest rate according to Clause 9 plus 5.00 percentage points.

11.2 The outstanding amounts shall bear interest as mentioned above until payment is made, whether or not the Loan is declared to be in default pursuant to Clause 15.1 (a), cf. Clauses 15.2 - 15.4.

12 Borrower's acquisition of Borrower's Bonds

12.1 The Borrower has the right to acquire and own Borrower's Bonds. Borrower's Bonds may at the Borrower's discretion be retained by the Borrower, sold or discharged against the Remaining Loan.

13 Covenants

13.1 During the term of the Loan the Borrower shall comply with the following information covenants:

(a) immediately inform the Loan Trustee of any Event of Default of the Loan pursuant to Clause 15 as well as of any circumstances which the Borrower understands or should understand may lead to such Event of Default,

(b) of its own accord, make quarterly and interim reports of consolidated figures available on the Borrower's website (alternatively by sending them to the Loan Trustee) as soon they are available, and not later than 60 days after the end of the relevant interim report period,

(c) at the request of the Loan Trustee send a report outlining the balance of Borrower's Bonds,

(d) forward to the Loan Trustee copies of any creditors' notifications of the Borrower, including but not limited to; mergers, demergers and reduction of shareholders capital,

(e) at the request of the Loan Trustee provide the documents and information necessary to maintain the listing and quotation of the Loan on Exchange (if applicable) and to otherwise enable the Loan Trustee to carry out its rights and duties pursuant to the Loan Agreement, laws and regulations,

(f) within a reasonable time limit provide information about the Borrower's financial condition as the Loan Trustee may reasonably request,

(g) in connection with reporting under 13.1 (b) confirm to the Loan Trustee the Borrower's compliance with Clause 13,

(h) immediately inform the Bondholders (via the Securities Depository), the Loan Trustee and, if the Loan is Listed, the Exchange, if a situation as described under Clause 10.3 or 10.4 occurs.

13.2 During the term of the Loan, the Borrower shall (unless the Loan Trustee or the Bondholders' meeting (as the case may be) in writing has agreed to otherwise) comply with the following covenants:

(a) not cease to carry on its business,

(b) not, (i) sell or dispose of all or a substantial part of its assets or operations, (ii) change the general nature of its business, or (iii) merge, demerge or in any other way restructure its business, in a manner which might materially adversely effect the Borrower's fulfillment of its obligations under the Loan Agreement,

(c) not make any arrangements which may materially adversely effect the security interests created by the Loan Security,

(d) not make any financial or other arrangements concerning the Rig and its employment which is likely to have a material adverse effect on the Borrower's ability to fulfill its obligations under the Loan Agreement,

(e) not agree to any material changes to the Construction Contract which is likely to have a material adverse effect on the Borrower's ability to perform its obligations under the Loan Agreement, it being recognized and agreed by the Loan Trustee and the Bondholders that the changes set forth in Addendum (No.4) to the Construction Contract dated 2 April and the Letters of Extension issued by the Yard on 19 June 2009 and 30 June 2009, does not constitute material changes under this letter (e) (for the purpose of this letter (e) only, a material adverse change shall mean any change to the Construction Contract which has the effect of increasing the contract price of the Rig by more than 10%. Any agreement for changes to the scheduled Delivery Date by more than 6 months is in any event to be considered as a material change which will require the approval of the Bondholders' meeting (such decision to be made with simple majority),

(f) not grant any loans, guarantees or other financial assistance to any third party (save for intra-Group-company loans provided by the Borrower to the Guarantor or vice versa or other subsidiaries),

(g) except for the First Security, not grant any security, or allow for any security to be granted , in any of the Loan Security,

(h) not permit any member of the Group to engage in, directly or indirectly, any transaction with any party, except in the ordinary course of such member of the Group's business and upon fair and reasonable terms that are no less favourable to the member of the Group than those which might be obtained in an arm's length transaction at the time,

(i) not, before delivery of the Rig and establishment of the Second Priority Rig Mortgage, make any dividend payment, repurchase of shares or make other distributions to its shareholders,

(j) after delivery of the Rig and establishment of the Second Priority Rig Mortgage, only make dividend payment, repurchase of shares or other distributions to its shareholders (including any interest paid on shareholders loans) if (i) the Equity to Total Assets Ratio Group and Equity to Total Assets Ratio Guarantor exceeds 0.30, (ii) such distribution shall not exceed 30% of net profit after taxes of the Group on a consolidated basis based on the accounts for the previous calendar year and (iii) the Equity to Total Assets Ratio Group and Equity to Total Assets Ratio Guarantor shall remain above 0.30 also immediately after such distribution is made. Any un-utilized portion of the permitted dividend pursuant to the above may not be carried forward to any subsequent calendar year.

(k) after the Guarantor has taken delivery of the Rig under the Construction Contract provide for reasonable and satisfactory maintenance and insurance of the Rig,

(l) procure that the First Loan is used for financing the Rig and other project costs as described in this Loan Agreement and not for financing any other rigs or for any other purposes,

(m) procure that the First Loan shall be reduced by minimum USD 35,000,000 within 12 months after Delivery Date and by an additional minimum USD 35,000,000 within 24 months after Delivery Date (consequently, at Maturity Date, the First Loan shall be maximum USD 155,000,000, however maximum USD 130,000,000 if no Operational Contract is entered into on or before the Delivery Date),

(n) procure that, if a Letter of Intent has not been signed at the time when Payment 3 under the Yard Payment Schedule is due in February 2008, the Borrower shall be capitalized with additional equity of USD 27,810,000, which shall be transferred to the Guarantor as equity or subordinated shareholder loan (or a combination of the foregoing) before any funds are released from the Escrow Account to fund Payment 3. If, on the other hand, the Letter of Intent is signed when Payment 3 is due under the Yard Payment Schedule in February 2008, but has not materialized into an Operational Contract within 6 months after Payment 3 was due, the Borrower shall then be capitalized with such equity of USD 27,810,000, which shall be transferred to the Guarantor as equity or subordinated shareholder loan (or a combination of the foregoing),

(o) procure that (i) all the additional equity/subordinated shareholder loans described in (n) above and USD 18,540,000 from the private placement to completed in June/July 2009 (the "Private Placement") shall firstly be used to finance the construction, outfitting, upgrading, marketing, acquisition, taking delivery, mobilisation, towing, transporting and other project costs related to the Rig, the financing of the Rig and proceeds from the additional equity/subordinated shareholder loans described in (n) above and the said USD 18,540,000 from the Private Placement shall not be included in the security for the First Loan, and

(p) procure that the maximum amount of debt secured on the Rig shall be USD 326,640,000 (plus any accrued interest and costs), however USD 301,640,000 (plus any accrued interest and costs) if no Operational Contract is entered into on or before the Delivery Date.

13.3 During the term of the Loan, the Borrower shall ensure that the Guarantor (unless the Loan Trustee or the Bondholders' meeting (as the case may be) in writing has agreed to otherwise) complies with the following covenants:

(a) comply with the covenants set out in Clause 13.1 (a)(d), (f) and (g) and, to the extent relevant, 13.2 (a) to (i) and (k) above (as applied as Guarantor),

(b) after delivery of the Rig and establishment of the Second Priority Rig Mortgage, only make dividend payment, repurchase of shares or other distributions to its shareholders (including any interest paid on shareholders loans) if (i) the Equity to Total Assets Ratio Guarantor exceeds 0.30, and (ii) the Equity to Total Assets Ratio Guarantor shall remain above 0.30 also immediately after such distribution is made. Any un-utilized portion of the permitted dividend pursuant to the above may not be carried forward to any subsequent calendar year

(c) make any investments or engage in any activity other than investments and activity solely related to the Rig,

(d) not raise any additional financial indebtedness during the term of the Loan, except for (i) the First Loan, (ii) debt in its ordinary course of business (i.e. supplier credit and tax postponement) and (iii) any subordinated shareholders loans from the Borrower to the Guarantor for the purpose of capitalizing the Guarantor with additional funds. All shareholders loans shall mature and be repaid in full after the Maturity Date of this Loan however so that the Guarantor shall be entitled to pay interest to the Borrower on such shareholder loans during the term of this Loan.

(e) not to sell or transfer (or enter into an agreement to sell or transfer) any interest in a rig or a rig-owning subsidiary (a "Rig Interest") prior to 1 March 2010 where the cash proceeds received from the sale or transfer of such Rig Interest are less than USD 425 million (including remaining yard payments) without the prior consent of the Bondholders.

14 Fees and expenses

14.1 The Borrower shall pay an annual fee to the Loan Trustee, the amount of which is set out in a separate agreement between the Borrower and the Loan Trustee.

14.2 The Borrower shall cover all reasonable and documented expenses in connection with the Loan (and any security for the Loan), such as preparation of the Loan Agreement (and any security for the Loan), listing of the Loan on the Exchange (if applicable) and registration and administration of the Loan in the Securities Depository in accordance with the agreement between the Borrower and the Securities Depository.

14.3 The Borrower shall cover any document fee and other public fees in connection with the Loan (and any security for the Loan). Any public fees or taxes on sales of Bonds in the secondary market shall be paid by the Bondholders, unless otherwise decided by applicable mandatory law.

The Borrower is responsible for withholding any withholding tax imposed by Norwegian law.

14.4 In addition to the fee of the Loan Trustee pursuant to Clause 14.1 and normal expenses pursuant to Clauses 14.2 and 14.3, the Borrower shall on demand cover extraordinary expenses incurred by the Loan Trustee in connection with the Loan, as determined in separate agreement between the Borrower and the Loan Trustee. See however Clause 19.2.

15 Events of Default

15.1 The Loan may be declared to be in default upon the occurrence of any of the following events (Events of Default):

(a) the Borrower shall on any Payment Date fail to pay any interest or principal due or any other amount payable under the Loan Agreement; provided, however, that such failure shall not include failures which are remedied within 5 – five - Banking Days after the Payment Date, and it is obvious the Borrower will remedy the failure within this time.

(b) the Borrower or the Guarantor shall fail to duly perform any other covenant or obligation, to be performed under Finance Documents to which it is a party and such failure is not remedied within 10 - ten - Banking Days after notice thereof is given to the Borrower by the Loan Trustee,

(c) any of the following occurs in respect of the Borrower or the Guarantor

(i) any financial indebtedness of (i.e. in respect of borrowed money), or guaranteed by it, is not paid when due nor within any originally applicable grace period,

(ii) any financial indebtedness (i.e. in respect of borrowed money), is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described),

(iii) any commitment for any financial indebtedness (i.e. in respect of borrowed money), is cancelled or suspended by a creditor as a result of an event of default (however described), or

(iv) any creditor becomes entitled to declare any financial indebtedness (i.e. in respect of borrowed money) due to and payable prior to its specified maturity as a result of an event of default (however described),

unless the aggregate amount of such financial indebtedness falling within sub-clauses (i) to (iv) above is less than USD 2,500,000 (or its equivalent in other currencies),

(d) if any of the following occurs in respect of the Borrower or the Guarantor;

(i) it is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness,

(ii) the value of the assets is less than its liabilities (taking into account contingent and prospective liabilities), or

(iii) a moratorium is declared,

(iv) a substantial part of its assets are impounded, confiscated or subject to distraint,

(e) if, in respect of the Borrower or the Guarantor, any corporate action, legal proceedings or other procedure or step (or any analogous procedure or step is taken in any jurisdiction) is taken in relation to;

(i) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) other than solvent liquidation or reorganisation,

(ii) a composition, compromise, assignment or arrangement with any creditor, having a material adverse effect on the Borrower's ability to perform its payment obligations hereunder,

(iii) the appointment of a liquidator (other than in respect of a solvent liquidation), receiver, administrative receiver, administrator, compulsory manager or other similar officer or any of its assets; or

(iv) enforcement of any security over any of its assets,

(f) any representation or statement made or deemed to be made by the Borrower or the Guarantor in the Finance Documents to which it is a party or any other document delivered by or on behalf of any Borrower under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

(g) if, in respect of the Guarantor, the Yard terminates the Construction Contract by giving written notice to the Guarantor in accordance with Clause 17.3 of the Construction Contract.

(h) if the Borrower, without prior approval from the Bondholders;

i. accepts or agrees to any approval, consent or waiver (including waiver of events of default) from the Lending Syndicate under or in connection with the Facility Agreement in connection with the restructuring, occurring on or about the date of this Agreement, of the Borrower, which includes, contemplates or agrees to additional terms and conditions or amendments to the Facility Agreement which affect in any materially adverse manner the Bondholders' position compared with their position under the current terms of the Facility Agreement.

(For the avoidance of doubt, a cancellation or termination of the Facility Agreement either by the Lending Syndicate or the Borrower, does not require the prior approval of Bondholders and notwithstanding anything to the contrary herein, including but not limited to Clause 15.1 (c), no Event of Default shall arise under this Loan Agreement as a result of any cancellation or termination of the Facility Agreement by the Lending Syndicate as a consequence of:

(A) the implementation of the private placement of USD 85,000,000 forming part of the restructuring on or about the date of this Agreement, of the Borrower;

(B) the execution or negotiation of the amendment and restatement agreements dated 15 July 2009 to (i) this Loan Agreement, (ii) the Loan Agreement 11.25 per cent Skeie Drilling & Production ASA Callable Bond Issue 2007/2013 – ISIN 001 035600.9 dated 6 March 2007, (iii) the Loan Agreement 11.25 per cent Skeie Drilling & Production ASA Senior Secured Callable Bond Issue 2007/2013 II – ISIN 001 037804.5 dated 29 June 2007 and/or (iv) the Convertible Bond Loan Agreement 6.95% Skeie Drilling & Production ASA Subordinated Convertible Bond Issue 2007/2012 – ISIN 001 037624.7 dated June 29, 2007;

(C) the execution or negotiation of the supplemental share pledges dated 15 July 2009 in relation to shares in the Guarantor, SKDP 2 Ltd. and SKDP 3 Ltd.;

(D) the execution or negotiation of amendments dated 15 July 2008 to the articles of association of the Guarantor, SKDP 2 Ltd. and SKDP 3 Ltd. and/or the amendment of the articles of the Borrower made resolved in shareholders meeting on 2 July 2009; and/or

(E) the resolutions made at, and the execution or negotiation of any documents and agreements referred to in the resolutions made at, (i) the shareholders' meeting of the Borrower on 30 June 2009, (ii) the shareholders' meeting of the Borrower on 2 July 2009, (iii) the bondholder meeting on 29 June 2009 and/or (iv) the bondholder meeting on 15 July 2009); or

ii. enters into any new first priority funding arrangements to replace or supplement the current Facility Agreement which involves a new intercreditor agreement unless the new intercreditor agreement is substantially in the form of the existing intercreditor agreement relating to the Facility Agreement.

15.2 In the event that one or more of the circumstances mentioned in Clause 15.1 occurs and is continuing, the Loan Trustee can, in order to protect the interests of the Bondholders, declare the entire Remaining Loan including accrued interest and expenses to be in default and due for immediate payment. The Loan Trustee may at his discretion, on behalf of the Bondholders, take every measure necessary to recover the Loan, and all other amounts outstanding under the Loan Agreement.

15.3 In the event that one or more of the circumstances mentioned in Clause 15.1 occurs and is continuing, the Loan Trustee shall declare the entire Remaining Loan including accrued interest and costs to be in default and due for payment if:

(a) the Loan Trustee receives a demand in writing with respect to the above from Bondholders representing at least 1/5 of the Outstanding Loan, and the Bondholders' meeting has not decided on other solutions, or

(b) the Bondholders' meeting has decided to declare the Loan in default and due for payment.

In either case the Loan Trustee shall on behalf of the Bondholders take every measure necessary to recover the Remaining Loan. The Loan Trustee can request satisfactory security for anticipated expenses from those Bondholders who requested that the declaration of default be made pursuant to sub clause a) above and/or those who voted in favour of the decision pursuant to sub clause b) above.

15.4 In the event that the Loan Trustee pursuant to the terms of Clauses 15.2 or 15.3 declares the Loan to be in default and due for payment, the Loan Trustee shall immediately deliver to the Borrower (or the Guarantor) a notice demanding payment of interest and principal due to the Bondholders under the Loan including accrued interest and interest on overdue amounts and, in the case of the Borrower (and the Guarantor), expenses. The principal amount shall be repaid at the same prices as set out in Clause 10.2 (Call Option).

15.5 The individual Bondholder cannot of his own accord recover his bond(s) directly from the Borrower or the Guarantor.

15.6 In the event that the Loan Trustee pursuant to the terms of Clauses 15.2 and 15.3 declares the Loan to be in default and due for payment, the Borrower shall indemnify the Loan Trustee for all reasonable costs and expenses (including legal costs and expenses) incurred by the Loan Trustee as a consequence of such Event of Default.

16 Authority of the Bondholders' meeting and the Loan Trustee

16.1 To the extent creditor's approval is required according to law, regulation or agreement, the Bondholders' meeting may make decisions in all questions concerning the Loan, such as:

(a) change of Loan Trustee,

(b) change of Borrower or Guarantor,

(c) changes to the Loan Agreement regarding interest, payment, maturity or other conditions,

(d) changes in the Borrower's or the Guarantor's corporate structure, such as mergers, demergers, capital reduction or conversion,

(e) approve the sale or other transactions concerning the Borrower's or the Guarantor's assets or security for the Loan,

(f) declaring the Loan to be in default.

The Bondholders' meeting may attach conditions to its decisions.

The Bondholders' meeting cannot make decisions that are liable to give certain Bondholders or others an unreasonable advantage at the expense of other Bondholders.

16.2 The Loan Trustee can, subject as aforesaid, on its own make a decision as mentioned in Clause 16.1 (d) and (e), provided that:

(a) the changes are not, in the judgement of the Loan Trustee, of significant importance for the fulfilment of the Loan Agreement, or

(b) any security provided by the Borrower in connection with the change offers, in the judgment of the Loan Trustee, adequate security for the fulfilment of the Loan Agreement.

The Loan Trustee can make a decision regarding other changes in the Loan Agreement as mentioned in Clause 16.1 (c), provided that the matters in question are, in the judgment of the Loan Trustee, of minor importance to the Bondholders' financial and legal rights in the Loan. Before such a decision is made, the Bondholders shall be notified in writing through the Securities Depository. The notification shall clearly describe the proposal and the opinion of the Loan Trustee of it, and shall also inform that the proposal cannot be approved by the Loan Trustee alone if any Bondholder submits a written protest against the proposal, and such protest is dispatched within a time limit which shall not be shorter than 5 – five – Banking Days from the dispatchment of the notification.

The Loan Trustee may attach conditions to its decision.

The Loan Trustee cannot make a decision under the Loan Agreement that is liable to give certain Bondholders or others unreasonable advantages at the expense of other Bondholders.

16.3 The Loan Trustee is free, subject as aforesaid, to submit any question to the Bondholders' meeting.

16.4 The Loan Trustee has the right and obligation to implement all decisions validly made at the Bondholders' meeting.

16.5 The Borrower, the Guarantor, the Bondholders and - if the Loan is listed - the Exchange shall be notified of decisions made in accordance with Clauses 16.1 and 16.2 as soon as possible and in a suitable manner.

17 Procedural rules

17.1 A Bondholders' meeting shall be held at the request of:

(a) the Borrower or the Guarantor,

(b) Bondholders representing at least 1/10 of Outstanding Loan or

(c) the Exchange - if the Loan is listed - or

(d) the Loan Trustee.

A request of a Bondholders' meeting shall be made in writing and clearly state the matters to be discussed and the provisions of this Loan Agreement on which the request is based. The request shall be sent to the Loan Trustee.

17.2 The Bondholders' meeting shall be summoned by the Loan Trustee pursuant to the provisions of Clause 17.3. Simultaneously with the decision to summon the Bondholders' meeting, the Loan Trustee can demand that the Borrower does not increase the Outstanding Loan.

If the Loan Trustee has not complied with a valid request for a Bondholders' meeting as set forth in Clause 17.1 within five Banking Days after having received such request, then the Borrower and the relevant Bondholder(s) and - if the Loan is listed - the Exchange have the right themselves to summon the meeting pursuant to the provisions of Clause 17.3.

17.3 The summons to a Bondholders' meeting shall be dispatched and if necessary notified at the latest five Banking Days before the date of the meeting.

The summons shall be effected by written notification through the Securities Depository to every Bondholder with known place of residence and - if the Loan is listed - the Exchange for publication. The notification through the Securities Depository shall also state the number of Bonds in the Loan (print-out) owned by the Bondholder in question at the time the print-out is made.

— The summons shall clearly state the matters to be discussed at the Bondholders' meeting, and the provisions of this Loan Agreement on which the request is based and inform that the relevant documents are available from the Loan Trustee, the Borrower or at such other place as stated in the summons. If any change of the Loan Agreement has been proposed, the main content of the proposal shall be stated in the summons.

The meeting can only make decisions regarding the matters which were stated in the summons, unless all the Bondholders in the Outstanding Loan agree otherwise subject to the provisions hereof.

If in order to make a valid decision it is necessary, pursuant to Clause 18, to hold a new Bondholders' meeting and discuss the matter a second time, such new Bondholders' meeting cannot be summoned before the first meeting has been held. The summons to the second meeting shall inform of the turnout and result of the vote at the first Bondholders' meeting.

17.4 The meeting shall be held at the premises of the Loan Trustee or at premises designated by the Loan Trustee.

The meeting shall be presided over by the Loan Trustee, unless the Bondholders' meeting decides otherwise. If the Loan Trustee is not present, the meeting shall be presided over by a Bondholder or representative of the Bondholders, elected by the Bondholders.

The minutes of the meeting shall be kept, showing the Bondholders present - personally or by proxy - as well as how many votes each Bondholder can cast. Further, the decisions made at the meeting, as well as the result of the vote, shall be recorded. The minutes shall be signed by the chairman and two Bondholders or proxies. The minutes shall be kept in a safe manner by the Loan Trustee, and shall be available to the Bondholders.

17.5 Bondholders, the Guarantor, the Borrower, the Loan Trustee and - if the Loan is listed - the Exchange have the right to attend the Bondholders' meeting. The Bondholders' meeting can grant entrance to the meeting to other parties. The participants at the meeting have the right to meet with an advisor and/or by proxy.

17.6 At the Bondholders' meeting each Bondholder has one vote for each Bond he owns. The notification of the number of Bonds in the Loan (print-out) which was sent to each Bondholder through the Securities Depository in the summons to the meeting, see Clause 17.3, serves as proof of ownership of the Bonds and of each owner's right to vote. In the event that Bonds have been transferred after the print-out was made, the new Bondholder must bring to the meeting the original summons and the print-out, endorsed so as to document the transfer.

The Borrower's Bonds do not give the right to vote and are not taken into account when determining the number of voting Bonds.

In case of doubt, the Bondholders' meeting decides which Bondholders can vote and how many votes each one has.

17.7 In order for the Bondholders' meeting to be able to make valid decisions, Bondholders representing at least 5/10 of the Outstanding Loan must be represented, see however Clause18.

Valid decisions may be made by a simple majority, see however Clause 17.8.

17.8 In the following matters a majority of 2/3 of the Bonds represented at the meeting must vote in favour of the decision:

(a) change of bondholders' representative,

(b) change of borrower or guarantor,

(c) changes in the Loan Agreement's conditions, including interest, maturity, term and security/collateral, or

(d) corporate or business changes in the Borrower which are of significant importance for the fulfilment of the Loan Agreement.

17.9 In all matters where unanimity is not attained, the voting shall be in writing and the number of votes shall be recorded in the minutes of the meeting. In the case of a tie in the votes, the matter shall be decided by the chairman, even if he is not a Bondholder or proxy.

Decisions made at a Bondholders' meeting which entail changes to the Loan Agreement shall be attached to the Loan Agreement in the form of a certified copy of the minutes of the meeting.

18 Repeated Bondholders' meeting

18.1 In the event that less than 5/10 of the Outstanding Loan are represented, a valid decision may not be made at the first Bondholders' meeting at which the matter is discussed. After a new meeting has been summoned and the matter discussed a second time, a valid decision may be made pursuant to the voting rules set forth above; this also applies to cases in which less than 5/10 of the Outstanding Loan are represented.

19 Change of Loan Trustee

19.1 In the event that the Borrower or Bondholders in accordance with sub-clause 17.1 b) wish to replace the Loan Trustee, or a change of loan trustee is necessary according to law, regulation or ordinance, or the Loan Trustee has requested such change, the Loan Trustee shall immediately summon a Bondholders' meeting to discuss the matter.

The Loan Trustee shall put before the Bondholders' meeting a proposal for a new loan trustee. The bondholders, the Borrower and the Exchange - if the Loan is listed - can submit proposals.

The Bondholders and the Exchange - if the Loan is listed - shall after the Bondholders' meeting, be notified of the decision and the date on which the change of loan trustee becomes effective.

19.2 The Loan Trustee shall act as loan trustee until a new loan trustee has been elected. In the event that the Loan Trustee does not act properly and the interests of the bondholders suffer, the Exchange may appoint a temporary loan trustee. The cost of the temporary loan trustee shall be covered by the Borrower pursuant to sub-clause 14.4, but may be recovered wholly or in part from the former loan trustee if the change is due to breach of the loan trustee's duties under the Loan Agreement, or other circumstances for which the loan trustee is responsible.

19.3 The Loan Trustee shall co-operate so that the new loan trustee is given, without undue delay after the Bondholders' meeting, the documents and information necessary to perform his functions and duties under the Loan Agreement. The Loan Trustee shall provide a summary of the following up of conditions of the Loan Agreement.

20 Limitation

20.1 Claims for interest and principal shall be limited in time pursuant to the Norwegian Act relating to the Limitation Period for Claims of May 18, 1979 nr. 18.

21 Governing law and Dispute resolution and legal venue

21.1 This Loan Agreement shall be governed by Norwegian law and all disputes arising out of or in connection with the Loan Agreement which are not resolved amicably, shall be resolved in accordance with Norwegian law and in the Norwegian courts.

21.2 Legal suits shall be served at the competent legal venue of the Loan Trustee.

22 Eligible purchasers and transfer restrictions

22.1 The Bonds are not being offered to and may not be purchased by investors located in the United States except for "Qualified Institutional Buyers" (QIBs) within the meaning of Rule 144A under the U.S. Securities Act of 1933, as amended ("Securities Act"). In addition to the Subscription Agreement that each investor will be required to execute, each U.S. investor that wishes to purchase Bonds will be required to execute and deliver to the Issuer a certification in a form to be provided by the Issuer stating, among other things, that the investor is a QIB. The Bonds may not be purchased by, or for the benefit of, persons resident in Canada.

22.2 Bondholders located in the United States will not be permitted to transfer the Bonds except (a) subject to an effective registration statement under the Securities Act, (b) to a person that the Bondholder reasonably believes is a QIB within the meaning of Rule 144A that is purchasing for its own account, or the account of another QIB, to whom notice is given that the resale, pledge or other transfer may be made in reliance on Rule 144A, (c) outside the United States in accordance with Regulation S under the Securities Act in a transaction on the Oslo Børs, and (d) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available).

The Bonds may not, subject to applicable Canadian laws, be traded in Canada for a period of four months and a day from the date the bonds were originally issued.

Skeie Drilling & Production ASA Borrower	**Norsk Tillitsmann ASA** Loan Trustee
....	....

The Loan Agreement has been executed in 2 copies (originals), of which the Borrower and the Loan Trustee keep one each.

Schedule 1

FORM OF
RELEASE NOTICE
ESCROW ACCOUNT

Norsk Tillitsmann ASA
Attn: Jo Forfang

Dear Sir,

RE: USD 165,000,000 LOAN AGREEMENT

We refer to the loan agreement dated 20 February 2007 as amended and restated on [•] 2009 in respect of a loan in the original amount of USD 165,000,000 with ISIN NO 001 035368.3 made between Norsk Tillitsmann ASA as loan trustee (on behalf of the Bondholders), and the undersigned as borrower.

Capitalised words and expressions are used herein as defined in the Loan Agreement.

[Alt 1 – while the account is blocked:]

We hereby give you notice that we on _____________ request that USD ______ standing to the credit of our account no. _____________ (the "Escrow Account"), and which equals 1 year of interest under the Loan, is released to us, and ask you, upon our satisfaction of the applicable conditions of the Loan Agreement, to irrevocably instruct DnB NOR Bank ASA to release the above amounts according to this Release Notice.

[Alt 2 – to unblock the account:]

We hereby give you notice that on _____________:

(i) the establishment of the Second Priority Assignment, and
(ii) the of issuance of the Equity Amount (including the transfer of USD 37,080,000 thereof to the Guarantor and the employment thereof to fund Payment 1),

have taken place, and we therefore request that you instruct DnB NOR Bank ASA to fully release the Escrow Account and the amounts standing to the credit of it so that the Escrow Account shall become unblocked and we shall be free to dispose of the amounts standing to the credit of the Escrow Account for the purposes set out in the Loan Agreement.

We hereby represent and warrant that (i) no event has occurred which constitutes an Event of Default or which by giving of notice and/or lapse of time would constitute an Event of Default, and (ii) our representations contained in the Loan Agreement are true and accurate at the time hereof with reference to the facts now subsisting.

Yours faithfully,

Skeie Drilling & Production ASA

____

[signed by duly authorised persons of the Borrower]